Nevada Gold Completes Its Acquisition of Tenth Mini-Casino in Washington

HOUSTON, July 19, 2011 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) announced today that it has completed its previously announced acquisition of the Red Dragon mini-casino in Mountlake Terrace, Washington.

“We are delighted to welcome the Red Dragon to our Washington Gold family of casinos. This acquisition will be seamlessly incorporated into our excellent infrastructure in the state of Washington with no additional expense. Red Dragon guests will soon be able to receive the benefits of our well established Player's Choice reward program at all of our ten locations while also receiving our unsurpassed Gold Standard of guest service,” said Robert Sturges, CEO of Nevada Gold. “I would like to personally express my appreciation for the excellent cooperation Nevada Gold received from all the regulatory bodies involved, which helped us close this transaction in a timely manner.”

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of 11 gaming facilities in Colorado and Washington. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Mill Creek and Renton, Washington, the Club Hollywood located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon in Mountlake Terrace, Washington and the Golden Nugget Casino located in Tukwila, Washington. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. The Company has a signed management agreement including equity participation for development of a casino and hotel immediately adjacent to the Las Vegas Motor Speedway. For more information, visit www.nevadagold.com.

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CONTACT:	Nevada Gold & Casinos, Inc. Robert B. Sturges, CEO or Jim Kohn, CFO (713) 621-2245 ICR Don Duffy (203) 682-8200